Church & Dwight Co., Inc.

News Release

Contact:
Rick Dierker
VP, Corporate Finance
609-806-1900

CHURCH & DWIGHT REPORTS THIRD QUARTER 2014 RESULTS
INNOVATION DRIVES STRONG ORGANIC SALES AND EPS GROWTH

2014 Third Quarter Results	2014 Full Year Outlook
• Organic sales growth of 4.7% • Record shares achieved on all four megabrands • EPS growth of 12% • Bolt-on acquisition	• Organic sales growth of approximately 3% • 2014- A year of strong innovation • EPS growth of 8% • Record cash from operations, in excess of $525MM

EWING, NJ, NOVEMBER 3, 2014 – Church & Dwight Co., Inc. (NYSE:CHD) today announced third quarter 2014 reported earnings per share of $0.85 per share, a 12% increase over the prior year third quarter, driven by strong organic sales growth.

Third quarter 2014 reported net sales increased $37 million to $841.8 million or 4.6%.  Organic sales growth for third quarter 2014 was 4.7%. Organic results were driven by volume growth of 5.2%, partially offset by 0.5% unfavorable product mix and pricing.

James Craigie, Chairman and Chief Executive Officer, commented, “We are pleased with the sales and earnings growth.  In early 2014, we launched innovative new products in every one of our major categories and in three new categories as we believe that innovation is the key to increasing our market share and reviving category growth in this challenging economy.  The results to date are very promising, as all four of our megabrands achieved record shares in the third quarter.”

Third Quarter Review

Consumer Domestic net sales were $627.2 million, a $21.9 million or 3.6% increase over the prior year third quarter sales. Third quarter organic sales increased by 3.5%, primarily due to sales of our recently introduced ARM & HAMMER CLUMP & SEAL cat litter and OXICLEAN liquid laundry detergent, and higher sales of TROJAN condoms and VITAFUSION vitamins, partially offset by lower sales of XTRA laundry detergent, L’IL CRITTERS vitamins and ARM & HAMMER unit dose laundry detergent. Volume growth contributed approximately 4.3% to organic sales, partially offset by 0.8% unfavorable product mix and pricing.

Consumer International net sales were $136.2 million, a $1.7 million or 1.3% increase compared to the prior year third quarter sales.  Organic sales increased 1.7%, driven by higher sales in Mexico and the UK, which were largely offset by lower sales in Canada.  Volume increased 3.1%, partially offset by 1.4% unfavorable product mix and pricing.

Specialty Products net sales were $78.4 million, a $13.4 million or 20.6% increase from the prior year third quarter sales.  Third quarter organic sales increased by 22.1%.  The animal nutrition business drove a 18.2% volume increase, and favorable product mix and pricing contributed 3.9%.  The animal nutrition business’s strong performance is primarily related to the health of the U.S. dairy industry, which is experiencing near record high milk prices.

Gross margin contracted 170 basis points as expected to 43.7% in the third quarter compared to 45.4% in the prior year third quarter.  The gross margin contraction was driven primarily by higher trade spending and commodity costs.

Marketing expense was $96.6 million in the third quarter, representing a decrease of $3.1 million or 3.1% in comparison with the prior year third quarter.   Marketing expense as a percentage of net sales was 11.5% in the third quarter, a decrease of 90 basis points from the prior year third quarter which was expected.  The Company funded a portion of the Q3 promotional actions with lower marketing.

Selling, general, and administrative expense (SG&A) was $93.7 million in the third quarter, a $4.0 million decrease from the prior year third quarter.  In line with the Company’s continued strong focus on cost management, SG&A as a percentage of net sales was 11.1%, a 110 basis point decrease from the prior year third quarter.

Income from Operations was $177.2 million in the third quarter, an increase of $9.4 million or 5.6% from the prior year third quarter. Operating income as a percentage of net sales was 21.1%, a 30 basis point increase from the prior year third quarter.

The effective tax rate in the third quarter was 33.1%, compared to 33.9% in the third quarter of 2013. The Company expects the full year effective tax rate to be approximately 34%.

Operating Cash Flow

For the first nine months of 2014, net cash from operating activities was $408.7 million, a $32.1 million increase from the prior year.  Net cash from operating activities decreased $3.9 million, excluding the deferral of a $36 million payment relating to December 2012 estimated federal tax paid in the first quarter of 2013 as a result of Hurricane Sandy relief.  Capital expenditures for the first nine months were $36 million, a $6 million increase from the prior year nine months. The Company’s full year outlook for capital expenditures remains $70 million.

At September 30, 2014, cash on hand was $370 million, while total debt was $1,054 million.

New Products

Mr. Craigie stated, “2014 has been an exciting year for Church & Dwight as we have launched a record number of innovative new products.  Initial consumer response to these products on all four of our megabrands has been very positive:

“We extended the OXICLEAN brand into three additional categories:  premium laundry detergent, dishwashing detergent and the bleach section.  These new products helped to drive a 35% increase in consumption for the total OXICLEAN brand in the third quarter over the same period last year.

“On our largest megabrand, ARM & HAMMER, we launched several products, including a new premium ARM & HAMMER CLUMP & SEAL cat litter, a new premium ARM & HAMMER TRULY RADIANT toothpaste, and a new line of laundry detergents called CLEAN SCENTSATIONS.  All products have been very well received, particularly our new ARM & HAMMER CLUMP & SEAL cat litter, whose success with consumers has led to a double digit increase in sales and consumption that drove the total brand’s share up 2.5pts. to 22.5% in the third quarter to become the # 2 brand in the category.  Most importantly, this new product innovation drove category sales up over 8%, the strongest growth of any of our categories.  This exemplifies our belief that innovation is the key antidote in reviving consumer demand in this challenging economy.

“On the TROJAN brand, we launched new condoms, vibrators and lubricants which collectively drove a strong increase in third quarter sales.

“On our fourth megabrand, the gummy vitamin business, we launched a new vitamin plus line under each of our L’IL CRITTERS (kids) and VITAFUSION (adult) brands.  These new products helped to drive high single digit consumption increases compared to an overall category growth of only 1%, which reflects consumers continuing to switch from hard pills to great-tasting gummy vitamins.”

Recent Acquisition

On September 19, 2014, the Company completed the acquisition of certain women health care brands, including REPHRESH and REPLENS from Lil’ Drug Store Products, Inc.  This acquisition meets the Company's previously stated acquisition criteria, which have been a key driver of its consistently strong EPS growth.  Specifically, the primary acquired brands are (1) #1 brands in niche categories (REPHRESH is the #1 gel for pH balance and vaginal health, and REPLENS is the #1 brand for vaginal moisturizing); (2) asset- light; (3) growing brands, and (4) expected to be gross margin accretive to the Company.  These brands align with the Company’s global women’s health portfolio and are complementary to the Company’s TROJAN lubricant business. Trailing twelve month sales as of June 30th, 2014  were approximately $46 million.  The acquisition was structured as an asset purchase resulting in a cash tax benefit of $55 million (NPV) from intangible amortization.  Trailing twelve month EBITDA as of June 30th, 2014 was approximately $17 million. The acquisition was financed with debt and is expected to be earnings neutral in 2014 and approximately $0.02 accretive to reported earnings per share in 2015 and $0.06 accretive to cash earnings per share, which excludes non-cash expenses.

The Company intends to continue to aggressively pursue additional acquisitions.

Outlook for 2014 and 2015

With regard to the outlook for the full year, Mr. Craigie said, “Despite fierce competition, we believe that we are positioned to deliver strong sales and earnings growth with our balanced portfolio of value and premium products, the launch of innovative new products, aggressive productivity programs and tight management of overhead costs.”

With regard to the Company’s 2014 outlook, Mr. Craigie said, “We are tightening our 2014 EPS range from 7 to 9% growth to 8% growth or $3.01 per share.  We continue to expect organic sales growth to be approximately 3% and gross margin to be approximately 75 bps lower than last year.  We continue to expect operating margin expansion from rigorous control of SG&A. This earnings outlook assumes no impact from the recent acquisition as incremental cash earnings are offset by intangible amortization and transition costs.”

Mr. Craigie commented, “With regard to the fourth quarter, we expect organic sales growth of approximately 3% behind a strengthening consumer business.  Gross margin is expected to expand as we expect a relatively normalized promotional environment.  We expect earnings per share of approximately $0.78, a 20% increase over the prior year period.  Approximately half of the year-over-year growth can be attributed to the absence of an impairment charge, lower share count, and lower litigation costs.”

Mr. Craigie concluded, “Our planning process for 2015 will be finalized over the next several months.  Based on the Company’s current growth momentum, continued focus on innovation, and confidence in gross margin expansion, we expect to achieve high single digit EPS growth in 2015, which is top tier within the consumer packaged goods industry, inclusive of foreign exchange headwinds.  2015 will mark the second year of our quest to establish OXICLEAN as our next megabrand.”

Church & Dwight Co., Inc. will host a conference call to discuss third quarter 2014 results on November 3, 2014 at 10:00 a.m. (ET).  To participate, dial in at 877-322-9846, access code:  11641546 (International: 631-291-4539, same access code: 11641546).  A replay will be available two hours after the call at 855-859-2056 or 404-537-3406 (same access code: 11641546).  You also can participate via webcast by visiting the Investor section of the Company’s website at www.churchdwight.com.

Church & Dwight Co., Inc. manufactures and markets a wide range of personal care, household and specialty products under the ARM & HAMMER brand name and other well-known trademarks.

This release contains forward-looking statements relating to, among other things, the effect of product mix; the impact of acquisitions; earnings per share; reported net sales growth and organic sales growth; volume growth, including the effects of new products; gross margin; operating margin; marketing spending; promotional spending, promotional environment, commodity price increases; consumer spending; cost savings programs; marketing support; effective tax rate; share repurchases; net cash from operating activities; capital expenditures; competition; and customer response to new products.  These statements represent the intentions, plans, expectations and beliefs of the Company, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements.  The uncertainties include assumptions as to market growth and consumer demand (including the effect of political and economic events on consumer demand), retailer actions in response to changes in consumer demand and the economy, raw material and energy prices, the financial condition of major customers and suppliers, interest rate and foreign currency exchange rate fluctuations, and changes in marketing and promotional spending.  With regard to the new product introductions referred to in this release, there is particular uncertainty relating to trade, competitive and consumer reactions and retailer distribution.  Other factors that could materially affect actual results include the outcome of contingencies, including litigation, pending regulatory proceedings, environmental matters and the acquisition or divestiture of assets.  For a description of additional factors that could cause actual results to differ materially from the forward looking statements, please see the Company’s quarterly and annual reports filed with the SEC, including information in the Company’s annual report on Form 10-K in Item 1A, “Risk Factors”.

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Nine Months Ended
(In millions, except per share data)	September 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Net Sales	$841.8	$804.8	$2,432.1	$2,371.7
Cost of sales	474.3	439.6	1,368.8	1,305.4
Gross profit	367.5	365.2	1,063.3	1,066.3
Marketing expenses	96.6	99.7	297.8	282.3
Selling, general and administrative expenses	93.7	97.7	288.1	306.4
Income from Operations	177.2	167.8	477.4	477.6
Equity in earnings of affiliates	3.4	1.9	7.9	1.4
Other income (expense), net	(7.4)	(6.5)	(20.4)	(20.4)
Income before income taxes	173.2	163.2	464.9	458.6
Income taxes	57.3	55.3	157.6	156.4
Net Income	$115.9	$107.9	$307.3	$302.2
Net Income per share - Basic	$0.87	$0.78	$2.27	$2.18
Net Income per share - Diluted	$0.85	$0.76	$2.23	$2.14
Dividends per share	$0.31	$0.28	$0.93	$0.84
Weighted average shares outstanding - Basic	133.7	138.8	135.5	138.5
Weighted average shares outstanding - Diluted	136.0	141.3	137.9	141.1

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in millions)	Sept. 30, 2014	Dec. 31, 2013
Assets
Current Assets
Cash and Cash Equivalents	$370.2	$496.9
Accounts Receivable	321.3	330.2
Inventories	261.6	250.5
Other Current Assets	39.7	38.2
Total Current Assets	992.8	1,115.8
Property, Plant and Equipment (Net)	595.8	594.1
Equity Investment in Affiliates	24.8	24.5
Tradenames and Other Intangibles	1,283.1	1,204.3
Goodwill	1,325.0	1,222.2
Other Long-Term Assets	104.3	98.8
Total Assets	$4,325.8	$4,259.7
Liabilities and Stockholders’ Equity
Short-Term Debt	$404.1	$153.8
Other Current Liabilities	514.3	497.4
Total Current Liabilities	918.4	651.2
Long-Term Debt	649.6	649.5
Other Long-Term Liabilities	670.4	659.0
Stockholders’ Equity	2,087.4	2,300.0
Total Liabilities and Stockholders’ Equity	$4,325.8	$4,259.7

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flow (Unaudited)

	Nine Months Ended
(Dollars in millions)	September 30, 2014	September 30, 2013

Net Income	$307.3	$302.2

Depreciation and amortization	67.7	67.9
Deferred income taxes	10.5	11.9
Non-cash compensation	15.0	14.6
Asset impairment charge and other asset write-offs	5.6	1.1
Other	1.6	4.7

Changes in assets and liabilities:
Accounts receivable	5.0	(24.4)
Inventories	(10.0)	(14.8)
Other current assets	2.1	(3.5)
Accounts payable and accrued expenses	(2.6)	53.7
Income taxes payable	26.4	(24.5)
Excess tax benefit on stock options exercised	(14.6)	(9.8)
Other	(5.3)	(2.5)
Net cash from operating activities	408.7	376.6

Capital expenditures	(36.2)	(30.3)
Acquisitions, net of cash acquired	(216.1)	─
Investment in joint venture	(0.8)	(5.7)
Other	(0.5)	(3.1)
Net cash (used in) investing activities	(253.6)	(39.1)

Net change in debt	250.4	(99.5)
Payment of cash dividends	(126.0)	(116.3)
Stock option related	39.1	26.0
Purchase of treasury stock	(435.0)	(50.0)
Lease incentive proceeds	─	10.9
Lease principal payments	(0.9)	(0.8)
Other	0.8	(0.3)
Net cash (used in) financing activities	(271.6)	(230.0)

F/X impact on cash	(10.2)	(5.0)

Net change in cash and cash equivalents	$(126.7)	$102.5

2014 and 2013 Product Line Net Sales

	Three Months Ended		Percent
	9/30/2014	9/30/2013	Change

Household Products	$379.5	$369.0	2.8%
Personal Care Products	247.7	236.3	4.8%
Consumer Domestic	$627.2	$605.3	3.6%
Consumer International	136.2	134.5	1.3%
Total Consumer Net Sales	$763.4	$739.8	3.2%
Specialty Products Division	78.4	65.0	20.6%
Total Net Sales	$841.8	$804.8	4.6%

	Nine Months Ended		Percent
	9/30/2014	9/30/2013	Change

Household Products	$1,087.2	$1,081.8	0.5%
Personal Care Products	732.2	709.0	3.3%
Consumer Domestic	$1,819.4	$1,790.8	1.6%
Consumer International	396.6	396.5	0.0%
Total Consumer Net Sales	$2,216.0	$2,187.3	1.3%
Specialty Products Division	216.1	184.4	17.2%
Total Net Sales	$2,432.1	$2,371.7	2.5%

Non-GAAP Measures

This press release includes certain financial measures calculated in a manner other than in accordance with GAAP, including EBITDA and cash earnings of brands acquired from Lil’ Drug Store Products, Inc.  These non-GAAP measures may not be the same as similar measures provided by other companies due to differences in methods of calculation and items and events being excluded. These non-GAAP financial measures should be considered in addition to and not as a substitute for, or superior to, financial measures presented in accordance with GAAP.

Organic Sales Growth

The press release provides information regarding organic sales growth, namely net sales growth excluding the effect of an acquisition, divestitures and foreign exchange rate changes. Management believes that the presentation of organic sales growth is useful to investors because it enables them to assess, on a consistent basis, sales trends related to products that were marketed by the Company during the entirety of relevant periods and foreign exchange rate changes that are out of the control of, and do not reflect the performance of, management.

The following table sets forth a reconciliation of organic sales growth to reported sales growth on a GAAP basis.

Church & Dwight Co., Inc.
Organic Net Sales

	Three Months Ended 9/30/2014

	Total	Worldwide	Consumer	Consumer	Specialty
	Company	Consumer	Domestic	International	Products

Reported Sales Growth	4.6%	3.2%	3.6%	1.3%	20.6%
Less:
Acquisition	0.1%	0.1%	0.1%	-
FX	-	-	-	0.1%	-
Add:
Divestitures/Other	0.2%	0.1%	-	0.5%	1.5%

Organic Sales Growth	4.7%	3.2%	3.5%	1.7%	22.1%

	Nine Months Ended 9/30/2014

	Total	Worldwide	Consumer	Consumer	Specialty
	Company	Consumer	Domestic	International	Products

Reported Sales Growth	2.5%	1.3%	1.6%	0.0%	17.2%
Less:
Acquisition	-	-	-	-	-
Add:
FX	0.3%	0.2%	-	1.3%	1.0%
Divestitures/Other	0.2%	0.1%	-	0.6%	1.1%

Organic Sales Growth	3.0%	1.6%	1.6%	1.9%	19.3%